Exhibit 99

FOR IMMEDIATE RELEASE February 14, 2025

PCS Edventures! Reports Unaudited Results

For the Third Quarter of Fiscal Year 2025

Boise, Idaho, February 14, 2025 — PCS Edventures!, Inc. (“PCSV”), a leading provider of K-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced unaudited results of operations for its third quarter of Fiscal Year 2025, which ended on December 31, 2024.

Revenue was $0.70 million compared to $0.46 million in revenue for the same period last year. Net income before income tax provisions was ($0.43 million), compared to net income before income tax provisions of ($0.41 million) for the same period last year. The Company ended the quarter with $3.59 million in cash.

Mike Bledsoe, President, commented, “The third quarter of our fiscal year is the low point of our seasonality cycle. While it was nice this year to exceed last year’s quarterly revenue, the absolute numbers are quite small compared to the other three quarters of the fiscal year. More importantly, we have been preparing the foundation for stronger quarters ahead, including a significant investment in our warehouse and office capacity. This impacted short-term profitability in the quarter, but it was essential for improving operations and scaling for future growth. We expect these investments to pay off in the future.”

Todd Hackett, CEO, stated, “While our business has seasonality, we have confidence over our full cycle in our profitability and over the longer term in our growth prospects. When looking out over the longer term, we like what we see, and have been buying back our common stock and retiring it as opportunities have presented themselves. For the three months ended December 31, 2024, we bought back 1,172,417 shares of our common stock. Including the share purchases we disclosed in January, 2025, we have purchased and retired 2,543,731 shares in Fiscal Year 2025, which represents a 2.0% reduction in shares outstanding.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov.

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Boise, Idaho, company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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